                                                                    EXHIBIT 99.2

         NOTE PURCHASE AND PUT AGREEMENT (this "Agreement"), dated as of June 27, 2003, among JEFFERIES & COMPANY, INC. (the "Initial Purchaser") and the purchasers set forth on Annex A hereto (each, a "Purchaser" and collectively, the "Purchasers").

                                    RECITALS

         A. New World Restaurant Group, Inc. (the "Company") has entered into a Purchase Agreement (the "Purchase Agreement"), dated as of the date hereof, with the Initial Purchaser, pursuant to which the Company has agreed to issue and sell $160,000,000 aggregate principal amount of 13% Senior Secured Notes due 2008 (the "Notes") of the Company.

         B. Immediately following the purchase of the Notes by the Initial Purchaser pursuant to the Purchase Agreement, the Purchasers have agreed, severally, and not jointly and severally, to purchase $70,000,000 aggregate principal amount of the Notes from the Initial Purchaser at a price equal to 97% of the principal amount of the Notes, on the terms and subject to the conditions of this Agreement.

         C. In addition, the Purchasers have granted to the Initial Purchaser an option to put to the Purchasers, severally, and not jointly and severally, up to an additional $30,000,000 aggregate principal amount of the Notes at a price equal to 95% of the principal amount of the Notes, on the terms and subject to the conditions of this Agreement

         D. The parties hereto now wish to enter into this Agreement to provide for the Purchasers' commitment to purchase up to $100,000,000 aggregate principal amount of the Notes, on the terms and conditions set forth herein.

                                    AGREEMENT

         In consideration of the premises and the mutual covenants and the agreements herein set forth, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, hereby agree as follows:

         Section 1. Definitions. As used in this Agreement, the following terms have the meanings stated:

                  "Affiliate" of a Person means any other Person that directly or indirectly controls, is controlled by or is under common control with, the Person or any of its Subsidiaries.

                  "Dollars" and "$"refer to United States dollars and other lawful currency of the United States of America from time to time in effect.

                  "Person" means any individual, corporation, partnership, limited liability company, association, joint venture, trust or any other entity or organization.

                  "Purchaser Percentage" means, for each Purchaser, the percentage set forth opposite such Purchaser's name under the heading "Purchaser Percentage" on Annex A.

                  "Securities Act" means the Securities Act of 1933, as amended, and the related regulations and published interpretations.

         Section 2. Agreement to Purchase Notes. Upon the terms and subject to the conditions set forth in this Agreement, each Purchaser, severally, and not jointly and severally, hereby agrees to purchase from the initial Purchaser, and the Initial Purchaser hereby agrees to sell, transfer, assign, convey and deliver to each Purchaser, on the Closing Date (as defined in the Purchase Agreement), Notes having an aggregate original principal amount equal to the principal amount set forth opposite such Purchaser's name on Annex A hereto (such Notes being the "Purchased Notes"), for an amount in cash equal to the product of (a) 0.97, multiplied by (b) the aggregate principal amount of Purchased Notes to be purchased by such Purchaser, in each case, by wire transfer of immediately available funds in accordance with the wire transfer instructions attached hereto on Annex B; provided, however, that in the event that the Closing Date shall not occur on or prior to the date which is three months after the date of this Agreement (the "Termination Date"), none of the Purchasers shall be obligated to purchase any Notes hereunder after the Termination Date.

         Section 3. Put Option.

         (a) Grant of Option. Upon the terms and subject to the conditions set forth in this Agreement, each Purchaser, severally, and not jointly and severally, hereby grants to the Initial Purchaser the right and option (the "Put Option") to sell to such Purchaser, on the Closing Date, Notes (the "Additional Notes") in an aggregate principal amount not to exceed the product of (i) the aggregate principal amount of Notes that the Initial Purchaser is unable to sell to third parties up to a maximum of $30,000,000, multiplied by (ii) Purchaser Percentage for such Purchaser, for an amount in cash equal to the product of (i) 0.95, multiplied by (ii) the aggregate principal amount of Additional Notes to be purchased by such Purchaser, in each case, by wire transfer of immediately available funds in accordance with the wire transfer instructions attached hereto on Annex B.

         (b) Exercise of Put Option. The Put Option shall be exercisable during the period from the date of this Agreement through the Termination Date. In order to exercise the Put Option, the Initial Purchaser shall deliver to each Purchaser a written notice on or prior to the Closing Date setting forth the aggregate principal amount of Additional Notes to be purchased by each Purchaser.

         Section 4. Time and Place of the Closing. The closing of the sale, transfer, assignment, conveyance and delivery of the Purchased Notes and the Additional Notes (the "Closing"),will take place at the offices of Mayer, Brown, Rowe & Maw, on the Closing Date immediately following the consummation of the transactions described in the Purchase Agreement.

         Section 5. Conditions Precedent to the Obligations of the Purchasers. The obligations of the Purchasers under this Agreement are expressly subject to the fulfillment of each of the following conditions, unless expressly waived by the Purchasers in writing, at or before the Closing.

                  (a) Representations and Warranties; Covenants. The representations and warranties of the Initial Purchaser set forth in this Agreement shall be true in all material respects on and as of the Closing Date with the same force and effect as though made on and as of the Closing Date. The Initial Purchaser shall have performed and complied in all material respects with all of its covenants and other obligations contained in this Agreement required to be performed or complied with by the Initial Purchaser at or before the Closing.

                  (b) Purchase Agreement. The representations and warranties of the Company set forth in the Purchase Agreement shall be trite in all material respects on and as of the Closing Date with the same force and effect as though made on and as of the Closing Date. The Company shall have performed and complied in all material respects with all of its covenants and other obligations contained in the Purchase Agreement required to be performed or complied with by the Company at or before the closing under the Purchase Agreement. All of the conditions set forth in Section 7 of the Purchase Agreement shall have been satisfied (and not waived).

                  (c) Purchase of Notes. The Initial Purchaser shall have purchased Notes having an aggregate principal amount equal to $l60,000,000 from the Company pursuant to the Purchase Agreement.

                  (d) Purchased Notes and Additional Notes. The Purchasers shall have received the purchased Notes and the Additional Notes.

                  (e) Documents. The final Indenture and the final Intercreditor Agreement (as defined in the Indenture) shall conform in all material respects to the draft Indenture and the draft Intercreditor Agreement delivered to the Purchasers on the date of this Agreement.

                  (f) Material Adverse Effect. Since the date of this Agreement through the date of the Closing hereunder, no event or circumstance shall have occurred, which has had, or could reasonably be expected to have, a Material Adverse Effect (as defined in the Purchase Agreement).

         Section 6. Conditions Precedent to the Obligations of the Initial Purchaser. The obligations of the Initial Purchaser under this Agreement are expressly subject to the fulfillment of each of the following conditions, unless waived by the Initial Purchaser in writing, at or before the Closing.

                  (a) Representations and Warranties; Covenants. The representations and warranties of the Purchasers set forth in this Agreement shall be true in all material respects on and as of the Closing Date with the same force and effect as though made on and as of the Closing Date. The Purchasers shall have performed and complied in all material respects with all of their covenants and other obligations contained in this Agreement required to be performed or complied with by the Purchasers at or before the Closing.

                  (b) Purchase of Notes. The Company shall have issued to the Initial Purchaser

         Notes having an aggregate principal amount equal to $160,000,000 pursuant to the Purchase Agreement.

                  (c) Purchase Price. The Initial Purchaser shall have received the aggregate purchase price for the Purchased Notes and the Additional Notes by wire transfer of immediately available funds in accordance with the provisions of Sections 2 and 3 hereof.

         Section 7. Representations and Warranties of the Initial Purchaser. The Initial Purchaser hereby represents and warrants to the Purchasers as of the date hereof and as of the Closing Date as follows:

                  (a) Existence and Power. The Initial Purchaser (i) is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization, and (ii) has all necessary corporate power and authority required to execute and deliver this Agreement and to consummate the transactions described in this Agreement.

                  (b) Authorization Binding Effect. The execution and delivery by the Initial Purchaser of this Agreement, the performance by the Initial Purchaser of its obligations under this Agreement and the consummation of the transactions described in this Agreement by the Initial Purchaser has been duly authorized by all necessary corporate action on the part of the Initial Purchaser. This Agreement is the legal, valid and binding obligation of the Initial Purchaser enforceable against the Initial Purchaser in accordance with its terms, except that such enforcement (i) may be limited by bankruptcy, insolvency, moratorium or similar laws affecting creditors' rights generally and (ii) is subject to the availability of equitable remedies, as determined in the discretion of the court before which such a proceeding may be brought.

                  (c) Contravention. Neither the execution, delivery and performance of this Agreement by the Initial Purchaser nor the consummation of the transactions described in this Agreement by the Initial Purchaser will (with or without notice or lapse of time or both) (i) violate or breach any provision of the Initial Purchaser's organizational or governing documents, (ii) violate or breach any statute, law, regulation, rule or order by which the Initial Purchaser or any of its material assets or properties maybe bound or affected, or
         (iii) breach or result in a default under any material contract or agreement to which the Initial Purchaser is a party or by which the Initial Purchaser or any of its material assets or properties may be bound or affected.

                  (d) Consents. No approval, consent, authorization or order of, notice to or registration or filing with, or any other action by, any governmental authority or other person or entity are required in connection with (i) the due execution and delivery by the Initial Purchaser of this Agreement and the performance of the Initial Purchaser's obligations hereunder, and (ii) the consummation of the transactions described in this Agreement.

                  (e) Litigation. There is no action, arbitration, lawsuit or proceeding against the Initial Purchaser that involves any of the transactions described in this Agreement and the Purchase Agreement.

                  (f) The Purchased Notes and Additional Notes. Upon delivery to the Purchasers at the Closing of the Purchased Notes and the Additional Notes, and upon the Initial Purchaser's receipt of the purchase price for the Purchased Notes and the Additional Notes as provided in Sections 2 and 3 hereof, the Purchasers will become the sole record and legal owners of the Purchased Notes and the Additional Notes and good and marketable title to such Purchased Notes and Additional Notes will pass to the Purchasers, free and clear of any liens, claims, encumbrances, security interests, charges, options and transfer restrictions of any kind created by or through the Initial Purchaser.

                  (g) Securities Laws. The Initial Purchaser has not offered to sell any portion of the Purchased Notes or the Additional Notes or any interest therein in a manner which violates any applicable securities law or would require the issuance and sale hereunder to be registered under the Securities Act.

         Section 8. Representations and Warranties of the Purchasers. Each Purchaser, severally, and not jointly and severally, with respect to itself only, hereby represents and warrants to the Initial Purchaser as of the date of this Agreement and as of the Closing Date as follows:

                  (a) Existence and Power. Such Purchaser (i) is a limited partnership or limited liability company, as the case may be, duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization and (ii) has all necessary partnership or limited liability company power and authority, as the case may be, to execute and deliver this Agreement and to consummate the transactions described in this Agreement.

                  (b) Authorization Binding Effect. The execution and delivery by such Purchaser of this Agreement, the performance by such Purchaser of its obligations under this Agreement and the consummation of the transactions described in this Agreement by such Purchaser has been duly authorized by all necessary partnership or limited liability company action, as the case may be, on the part of such Purchaser. This Agreement is the legal, valid and binding obligation of such Purchaser enforceable against such Purchaser in accordance with its terms, except that such enforcement (i) may be limited by bankruptcy, insolvency, moratorium or similar laws affecting creditors' rights generally and
         (ii) is subject to the availability of equitable remedies, as determined in the discretion of the court before which such a proceeding may be brought.

                  (c) Contravention. Neither the execution, delivery and performance of this Agreement by such Purchaser nor the consummation of the transactions described in this Agreement by such Purchaser will (with or without notice or lapse of time or both) (i) violate or breach any provision of such Purchaser's organizational or governing documents, (ii) violate or breach any statute, law, regulation, rule or order by which such Purchaser or any of its material assets or properties may be bound or affected, or (iii) breach or result in a default under, any material contract or agreement to which such Purchaser is a party or by which such Purchaser or any of its material assets or properties may be bound or affected.

                  (d) Consents. No approval, consent, authorization or order of, notice to or registration or filing with, or any other action by, any governmental authority or other person or entity are required in connection with (i) the due execution and delivery by such Purchaser of this Agreement and the performance of such Purchaser's obligations hereunder, and (ii) the consummation of the transactions described in this Agreement.

                  (e) Litigation. There is no action, lawsuit or proceeding against such Purchaser that involves any of the transactions described in this Agreement.

         Section 9. Miscellaneous.

         (a) Notices. All notices, requests, demands and other communications to any party or given under this Agreement will be in writing and delivered personally, by overnight delivery or courier, by registered mail or by telecopier (with confirmation received) to the parties at the address or telecopy number specified for such parties on the signature pages hereto (or at such other address or telecopy number as may be specified by a party in writing given at least five business days prior thereto). All notices, requests, demands and other communications will be deemed delivered when actually received.

         (b) Counterparts. This Agreement may be executed simultaneously in one or more counterparts, and by different parties hereto in separate counterparts, each of which when executed will be deemed an original, but all of which taken together will constitute one and the same instrument.

         (c) Amendment of Agreement. This Agreement may not be amended, modified or waived except by an instrument in writing signed on behalf of each of the parties hereto.

         (d) Successors and Assigns; Assignability. This Agreement will be binding upon and inures to the benefit of and is enforceable by the respective successors and permitted assigns of the parties hereto. This Agreement may not be assigned by any party hereto without the prior written consent of all other parties hereto. Any assignment or attempted assignment in contravention of this Section will be void ab initio and will not relieve the assigning party of any obligation under this Agreement.

         (e) Governing Law. This Agreement will be governed by, and construed in accordance with, the laws of the state of New York applicable to contracts executed in and to be performed entirely within that state, without reference to conflicts of laws provisions.

         (f) Integration. This Agreement contains and constitutes the entire agreement of the parties with respect to the subject matter hereof and supersedes all prior negotiations, agreements and understandings, whether written or oral, of the parties hereto.

         (g) Severability. if any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law, or public policy, all other conditions and provisions of this Agreement will nevertheless remain in full force and effect.

         (h) No Third-Party Rights. This Agreement is not intended, and will not be construed, to create any rights in any parties other than the Initial Purchaser and the Purchasers and no person or entity may assert any rights as third-party beneficiary hereunder.

         (i) Waiver of Jury Trial. EACH OF THE INITIAL PURCHASER AND THE PURCHASERS HEREBY WAIVES ANY RIGHT TO A TRIAL BY JURY IN ANY LAWSUIT, ACTION OR PROCEEDING TO ENFORCE OR DEFEND ANY RIGHT UNDER THIS AGREEMENT OR ANY AMENDMENT, INSTRUMENT, DOCUMENT OR AGREEMENT DELIVERED OR TO BE DELIVERED IN CONNECTION WITH THIS AGREEMENT AND AGREES THAT ANY LAWSUIT, ACTION OR PROCEEDING WILL BE TRIED BEFORE A COURT AND NOT BEFORE A JURY.

         (j) No Waiver; Remedies. No failure or delay by any party in exercising any right, power or privilege under this Agreement will operate as a waiver of the right, power or privilege. A single or partial exercise of any right, power or privilege will not preclude any other or further exercise of the right, power or privilege or the exercise of any other right, power or privilege. The rights and remedies provided in this Agreement will be cumulative and not exclusive of any rights or remedies provided by law.

         (k) Several Obligations. Notwithstanding anything contained in this Agreement to the contrary, the parties agree that all obligations and liabilities of any Purchaser under this Agreement are enforceable solely against such Purchaser and the obligations and liabilities of the Purchasers under this Agreement are several and not joint and several and each Purchaser is only liable for such Purchaser's Percentage of any liability or obligation under this Agreement.

         (l) Further Assurances. Promptly upon the reasonable request by any Purchaser, the Initial Purchaser shall (i) correct any defect or error that may be discovered in this Agreement or in the execution or delivery of this Agreement, (ii) execute, acknowledge, deliver, record, file and register, any and all such further acts, conveyances, assignments, notices of assignment, transfers, certificates, assurances, endorsements and other instruments, and
(iii) take all such action, in each case, as such requesting party may require from time to time.

         In witness whereof, the parties have executed and delivered this Agreement as of the date first written above.

INITIAL PURCHASER:
                                           JEFFERIES & COMPANY, INC.
Address for Notices:
51 JFK Parkway, 3rd Floor
Short Hills, New Jersey  07078
Attention:  Eric R. Macy                   By:
Facsimile No.:  973-912-2790                  --------------------------------
                                              Name:
                                              Title:

       with a copy to:
       Mayer, Brown, Rowe & Maw
       1675 Broadway
       New York, New York  10019
       Attention:  Ronald S. Brody, Esq.
       Facsimile No.:
                     -------------------

PURCHASERS:

                                                          FARALLON CAPITAL PARTNERS, L.P.
Address for Notices:                                      FARALLON CAPITAL INSTITUTIONAL
c/o Farallon Capital Management, L.L.C.                       PARTNERS, L.P.
One Maritime Plaza, Suite 1325                            FARALLON CAPITAL INSTITUTIONAL
San Francisco, California  94111                              PARTNERS II, L.P.
Attention:  Derek Schrier                                 FARALLON CAPITAL INSTITUTIONAL
Facsimile No.:  415-421-2133                                  PARTNERS III, L.P.
                                                          TINICUM PARTNERS, L.P.

       with a copy to:                                    By: Farallon Partners, L.L.C.,
       Richards Spears Kibbe & Orbe LLP                                 their General Partner
       One World Financial Center
       29th Floor
       New York, New York  10281
       Attention:  Andrew M. Weinfeld
       Facsimile No.:  212-530-1801                       By:
                                                             -----------------------------------
                                                             Name:
                                                             Title:


                                                          FARALLON CAPITAL OFFSHORE
Address for Notices:                                          INVESTORS, INC.
-------------------
c/o Farallon Capital Management, L.L.C.
One Maritime Plaza, Suite 1325                            By: Farallon Capital Management, L.L.C.,
San Francisco, California  94111                                    its Agent and Attorney-in-Fact
Attention:  Derek Schrier
Facsimile No.:  415-421-2133

       with a copy to:                                    By:
       Richards Spears Kibbe & Orbe LLP                      -----------------------------------
       One World Financial Center                            Name:
       Title: 29th Floor                                     Title
       New York, New York  10281
       Attention:  Andrew M. Weinfeld
       Facsimile No.:  212-530-1801

Address for Notices:                                         GREENLIGHT CAPITAL, L.P.
c/o Greenlight Capital, Inc.
420 Lexington Ave., Suite 1740                               By: Greenlight Capital, L.L.C.,
New York, New York 10170-0899                                         its general partner
Attention.:  David Einhorzi
Facsimile No.:  212-973-1900

                                                             By:
                                                                ----------------------------------
                                                                Name:
                                                                Title:



Address for Notices:                                         GREENLIGHT CAPITAL
c/o Greenlight Capital, Inc.                                      QUALIFIED, L.P.
420 Lexington. Ave., Suite 1740
New York, New York  10170-0899
Attention:  David Einhorn                                    By: Greenlight Capital, L.L.C.,
Facsimile No.:  212-973-1900                                      its general partner



                                                             By:
                                                                ----------------------------------
                                                                Name:
                                                                Title:

Address for Notices:                                         GREENLIGHT CAPITAL
c/o Greenlight Capital, Inc.                                       OFFSHORE, LTD.
420 Lexington Ave., Suite 1740
New York, New York  10170-0899
Attention:  David Einhmil                                    By: Greenlight Capital, Inc.,
Facsimile No.:  212-973-1900                                       its investment advisor


                                                             By:
                                                                ----------------------------------
                                                                Name:
                                                                Title:

                                                                         ANNEX A
                                                                              to
                                                 NOTE PURCHASE AND PUT AGREEMENT


                                   Purchasers

                                                        Aggregate Principal
                                                        Amount of Purchased              Purchaser
         Purchaser                                     Notes to be Purchased             Percentage
         ---------                                     ---------------------             ----------
Farallon Capital Partners, L.P.                           $   7,480,000                      10.686%

Farallon Capital Institutional Partners, L.P.             $   6,680,000                       9.543%

Farallon Capital Institutional Partners II, L.P.          $     800,000                       1.143%

Farallon Capital Institutional Partners III, L.P.         $     980,000                       1.400%

Tinicum Partners, L-P.                                    $     355,000                       0.507%

Farallon Capital Offshore Investors, Inc-                 $  18,705,000                      26.721%

Greenlight Capital, L.P.                                  $   4,511,500                       6.445%

Greenlight Capital Qualified, L.P.                        $  13,608,000                      19.440%

Greenlight Capital Offshore. Ltd.                         $  16,880,500                       24.15%
                                                          -------------                      ------
         Totals                                           $  70,000,000                     100.000%